Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. (No. 333-221471), (No. 333-198188), (No. 333-175563) and (No. 333-97079) of HomeFed Corporation of our report dated March 5, 2018, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 30, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
May 30, 2018